Exhibit 10.3

ALX ONCOLOGY HOLDINGS INC.

OUTSIDE DIRECTOR COMPENSATION POLICY

(as most recently amended and restated effective as of January 16, 2025 (the “Restatement Date”))

ALX Oncology Holdings Inc. (the “Company”) believes that the granting of equity and cash compensation to members of the Company’s Board of Directors (the “Board,” and members of the Board, “Directors”) represents a powerful tool to attract, retain and reward Directors who are not employees of the Company (“Outside Directors”). This Outside Director Compensation Policy (the “Policy”) is intended to formalize the Company’s policy regarding cash compensation and grants of equity awards to its Outside Directors. Unless otherwise defined herein, capitalized terms used in this Policy will have the meaning given such term in the Company’s Amended and Restated 2020 Equity Incentive Plan, as amended from time to time (the “Plan”), or if the Plan no longer is in use at the time of the grant of an equity award, the meaning given such term or similar term in the equity plan then in place under which the equity award is granted. Outside Directors will be solely responsible for any tax obligations they incur as a result of the cash and equity compensation received under this Policy.

1.
Effective Date. This Policy, as initially adopted and prior to any subsequent amendments and restatements, became effective as of the effective date of the first registration statement that was filed by the Company and declared effective pursuant to Section 12(b) of the U.S. Securities Exchange Act of 1934, as amended, with respect to any class of the Company’s securities (the effective date of such registration statement, the “Registration Date”). This Policy, as most recently amended and restated, is effective as of the Restatement Date.
2.
Cash Compensation.
(a)
Board Member Annual Cash Retainer. Each Outside Director will be paid an annual cash retainer of $40,000. There are no per‑meeting attendance fees for attending Board meetings or meetings of any committee of the Board.
(b)
Board Committee Annual Cash Retainer. As of the Restatement Date, each Outside Director who serves as the non‑employee chair of the Board, or the chair or a member of a committee of the Board will be eligible to earn additional annual fees as follows:

Non-employee Chair of the Board:	$35,000
Audit Committee Chair:	$20,000
Audit Committee Member:	$7,500
Compensation Committee Chair:	$12,000
Compensation Committee Member:	$6,000
Corporate Governance and Nominating Committee Chair:	$10,000
Corporate Governance and Nominating Committee Member:	$5,000
Research and Development Committee Chair:	$10,000

Research and Development Committee Member:	$5,000

For clarity, each Outside Director who serves as the chair of a committee will not receive both the additional annual fee as the chair of the committee and the additional annual fee as a member of the committee, provided, for clarity, that the Outside Director who serves as the non‑employee chair of the Board will receive the annual fee for services provided in such role as well as the annual fee as an Outside Director.

(c)
Payment Timing and Proration. Each annual cash retainer under this Policy will be paid quarterly in arrears on a prorated basis to each Outside Director who has served in the relevant capacity during the applicable fiscal quarter of the Company (“Fiscal Quarter”), and such payment will be made no later than thirty (30) days following the end of such Fiscal Quarter. For clarity, an Outside Director who has served as an Outside Director, as a member of an applicable committee (or chair thereof), or as the non-employee chair of the Board during only a portion of the relevant Fiscal Quarter will receive a prorated payment of the quarterly installment of the applicable annual cash retainer(s), calculated based on the number of days during such Fiscal Quarter such Outside Director has served in the relevant capacities.
3.
Equity Compensation. Outside Directors will be entitled to receive all types of Awards (except Incentive Stock Options) under the Plan, including discretionary Awards not covered under this Policy. All grants of Awards to Outside Directors pursuant to Sections 3(b) and 3(c) of this Policy will be automatic and nondiscretionary, except as otherwise provided herein, and will be made in accordance with the following provisions:
(a)
No Discretion. No person will have any discretion to select which Outside Directors will be granted an Initial Award or Annual Awards (as defined below) under this Policy or to determine the number of Shares to be covered by such Awards (except as provided in Section 11 below).
(b)
Initial Awards. Each individual who first becomes an Outside Director following the Restatement Date automatically will be granted an Option (an “Initial Award”) to purchase 40,400 Shares. The grant date of the Initial Award will be the first Trading Day on or after the date on which such individual first becomes an Outside Director (such first date as an Outside Director, the “Initial Start Date”), whether through election by the stockholders of the Company or appointment by the Board to fill a vacancy. If an individual was an Inside Director, becoming an Outside Director due to termination of the individual’s status as an Employee will not entitle the Outside Director to an Initial Award. Each Initial Award will be scheduled to vest as to 1/36th of the Shares subject at grant to the Initial Award on a monthly basis following the Initial Award’s grant date on the same day of the month as such grant date (or the last day of the month, if there is no corresponding day in such month), subject to the Outside Director remaining a Service Provider through the applicable vesting date.
(c)
Annual Award. Effective as of the Restatement Date, on the first Trading Day on or after January 20 of each year, each Outside Director automatically will be granted an Option (the “Annual Award”) to purchase 40,400 Shares, provided, however, that if an individual commenced service as an Outside Director after the first Trading Day on or after January 20 of the immediately preceding year, then the Annual Award granted to such Outside Director will be prorated based on the number of whole months that the individual served as an Outside Director prior to the

Annual Award’s grant date during the 12-month period immediately preceding the Annual Award’s grant date (with any resulting fractional Share rounded down to the nearest whole Share). The Annual Award will be scheduled to vest as to 1/12th of the Shares subject to the Annual Award on a monthly basis following the Annual Award’s grant date on the same day of the month as such grant date (or the last day of the month, if there is no corresponding day in such month), subject to the Outside Director remaining a Service Provider through the applicable vesting date.
(d)
Additional Terms of Initial Awards and Annual Awards. The terms and conditions of each Initial Award and Annual Award will be as follows:
(1)
The term of each Initial Award and Annual Award will be 10 years, subject to earlier termination as provided in the Plan.
(2)
Each Initial Award and Annual Award will have a per Share exercise price equal to 100% of the Fair Market Value per Share on the grant date.
4.
Change in Control. In the event of a Change in Control, each Outside Director will fully vest in their outstanding Company equity awards, including any Initial Award and Annual Award, provided that the Outside Director continues to be an Outside Director through the date of such Change in Control.
5.
Annual Compensation Limit. No Outside Director may be granted Awards with Values, and be provided any other compensation (including without limitation any cash retainers or fees) with amounts that, in any Fiscal Year, in the aggregate, exceed $1,000,000. Any Awards or other compensation provided to an individual (a) for their services as an Employee, or for their services as a Consultant other than as an Outside Director, or (b) before the Registration Date, will be excluded for purposes of this Section 5. For purposes of this Policy, “Value” means grant date fair value determined in accordance with U.S. generally accepted accounting principles.
6.
Travel Expenses. Each Outside Director’s reasonable, customary and documented travel expenses to meetings of the Board and its committees, as applicable, will be reimbursed by the Company.
7.
Additional Provisions. All provisions of the Plan not inconsistent with this Policy will apply to Awards granted to Outside Directors. Each Award granted under this Policy will be granted under the Plan and will be subject to the applicable Award Agreement adopted by the Board or its Compensation Committee for use under the Plan.
8.
Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, reclassification, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs (other than ordinary dividends or other ordinary distributions), the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under this Policy, will adjust the number, class, and price of shares of stock issuable pursuant to Awards granted under this Policy.
9.
Section 409A. In no event will cash compensation or expense reimbursement payments under this Policy be paid after the later of (i) the fifteenth (15th) day of the third (3rd) month following the end of the Company’s taxable year in which the compensation is earned or expenses are incurred, as applicable, or (ii) the fifteenth (15th) day of the third (3rd) month following the end of the calendar year in which the compensation is earned or expenses are incurred, as applicable, in compliance with the “short-term deferral” exception under Section 409A. It is the intent of this Policy that this Policy and all payments hereunder be exempt from or otherwise comply with the requirements of Section 409A so that none of the compensation provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be so exempt or comply. In no event will the Company or any of its Parent or Subsidiaries have any responsibility, liability, or obligation to reimburse, indemnify, or hold harmless an Outside Director (or any other person) for any taxes imposed or other costs incurred as a result of Section 409A.
10.
Stockholder Approval. This Policy as initially adopted was previously approved by the Company’s stockholders.
11.
Revisions. The Board may amend, alter, suspend or terminate this Policy at any time and for any reason, including without limitation changing the terms of Initial Awards and Annual Awards. Further, the Board may provide for cash, equity, or other compensation to Outside Directors in addition to the compensation provided under this Policy. No amendment, alteration, suspension or termination of this Policy will materially impair the rights of an Outside Director with respect to compensation that already has been paid or awarded, unless otherwise mutually agreed between the Outside Director and the Company. Termination of this Policy will not affect the Board’s or the Compensation Committee’s ability to exercise the powers granted to it under the Plan with respect to Awards granted under the Plan pursuant to this Policy before the date of such termination.

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